SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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[	X	]	Definitive Proxy Statement
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[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 10, 2019

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2019 annual meeting of shareholders to be held on Thursday, June 13, 2019 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana.  The meeting will begin promptly at 9:00 a.m. CDT.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board of Directors and management look forward to your attendance.  However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.  Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly.  A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Clifton E. Sifford

President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

TO BE HELD ON JUNE 13, 2019

The annual meeting of common shareholders of Shoe Carnival, Inc. (the “Company”) will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Thursday, June 13, 2019, at 9:00 a.m., CDT, for the following purposes:

(1)    To elect three directors to serve until the 2022 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2)    To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers;

(3)    To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2019; and

(4)    To transact such other business as may properly come before the meeting.

All common shareholders of record at the close of business on April 12, 2019 will be eligible to vote.

It is important that your stock be represented at this meeting.  Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope.  If you attend the meeting, your proxy will be canceled at your request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common Shareholders to be Held on June 13, 2019

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at shoecarnival.gcs-web.com/proxy-information.

/s/ Sean M. Georges, Secretary
Sean M. Georges, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors	4
Nominee and Director Information	4
Information Regarding the Board of Directors and Committees	8
Board Meetings	8
Board Leadership Structure	8
Board Committees	8
Board and Committee Role in Risk Oversight	10
Code of Business Conduct and Ethics	11
Delinquent Section 16(a) Reports	11
Proposal No. 2 Advisory Vote on the Compensation Paid to Our Executives	12
Executive and Director Compensation	13
Compensation Discussion and Analysis	13
Compensation Committee Report	27
Compensation-Related Risk Assessment	27
Summary Compensation Table	29
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Option Exercises and Stock Vested in Fiscal 2018	33
Equity Compensation Plan Information	34
Nonqualified Deferred Compensation	35
Termination and Change in Control Arrangements	36
CEO Pay Ratio	39
Compensation of Non-Employee Directors	41
Proposal No. 3 Ratification of Our Independent Registered Public Accounting Firm	43
Audit Committee Matters	43
Principal Accountant Fees and Services	43
Audit Committee Pre-Approval Policy	43
Report of the Audit Committee	43
Transactions with Related Persons	44
Conflicts of Interest and Related Person Transaction Policies	44
Principal Shareholders	45
Shareholder Proposals for 2020 Annual Meeting	46
Shareholder Communications	47
Incorporation by Reference	47
Annual Reports	47

SHOE CARNIVAL, INC.

7500 East Columbia Street

Evansville, Indiana 47715

PROXY STATEMENT

Annual Meeting of Common Shareholders

June 13, 2019

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at our annual meeting of common shareholders.  We are holding this annual meeting at 9:00 a.m., CDT, on Thursday, June 13, 2019, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana.  Directions to our corporate headquarters can be obtained by calling 812-867-6471. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 10, 2019.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website.  Our notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at shoecarnival.gcs-web.com/proxy-information.

What proposals will be voted on at the annual meeting?

There are three proposals scheduled to be voted on at the annual meeting:

•	To elect three directors to serve until the 2022 annual meeting of shareholders and until their successors are elected and have qualified;
•

To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below under “Executive and Director Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement; and

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.

In addition, any other business that may properly come before the annual meeting will be considered and voted on.  The Board currently knows of no additional business that is to be brought before the meeting.  However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•	FOR the election of each of Mr. Sifford, Mr. Aschleman and Ms. Guthrie as directors (Proposal 1);
•

FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2); and

•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019 (Proposal 3).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 12, 2019, the record date for the meeting.  As of April 12, 2019, there were 14,973,091 shares of our common stock outstanding and entitled to vote at the meeting.  On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy.  Abstentions and broker non-votes will be considered as present for determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals.  For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.”  The election of directors and the proposal relating to executive compensation fall into this category.  Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 and 2, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which for this proposal means that the number of shares voted “FOR” that director’s election must exceed the number of shares voted “AGAINST” that director’s election.  Shareholders will not be allowed to cumulate their votes in the election of directors.  Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposals 2 and 3 will be approved if more shares are voted “FOR” each proposal than “AGAINST.”  Neither abstentions nor broker non-votes will affect the outcome of these proposals.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder.  If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you.  Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting.  If you choose to vote in person at the annual meeting, please bring proof of identification.  Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee, which you must follow in order to have your shares voted.  If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy card but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified on your proxy card.  If you sign and return your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of the nominees listed under Proposal 1 and “FOR” Proposals 2 and 3.  If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised.  Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us.  Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At our 2019 annual meeting, our shareholders will be asked to elect three directors.  Clifton E. Sifford, James A. Aschleman and Andrea R. Guthrie have been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, for election as directors for a term to expire at the 2022 annual meeting of shareholders and until their successors are elected and qualified. Mr. Sifford and Mr. Aschleman have served as directors since 2012.  Ms. Guthrie has served as a director since 2015.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast with respect to such director, which means that the number of shares voted “for” that director’s election must exceed the number of shares voted “against” that director’s election.  This majority vote standard is in effect because this is an uncontested election of directors (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting).  For any contested election, the directors would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.”  However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board.  The Nominating and Corporate Governance Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.  The Board, taking into account the recommendation of the Nominating and Corporate Governance Committee, would determine the appropriate responsive action with respect to the tendered resignation.  The director who tenders his or her resignation may not participate in the Board’s decision.  If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.”  The nominees for election as directors at the annual meeting are all currently serving on the Board.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board.  Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties.  It is the Nominating and Corporate Governance Committee's general view to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board.

Set forth below are the current nominees for director as well as our continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to recommend the director nominee and to determine that the continuing directors should serve as members of our Board.  Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR

Clifton E. Sifford, President and Chief Executive Officer

Mr. Sifford has served as our President and Chief Executive Officer since October 2012 and also served as our Chief Merchandising Officer from October 2012 to March 2016.  From June 2001 to October 2012, Mr. Sifford served as our Executive Vice President, General Merchandising Manager and from April 1997 until May 2001, he served as our Senior Vice President, General Merchandising Manager.

Mr. Sifford, as our President and Chief Executive Officer and a long-standing member of our senior management team, brings to the Board an in-depth knowledge of our Company and the retail industry.  Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term:  Director nominee for a three-year term to expire at the annual meeting of shareholders in 2022

Director since: 2012

Age: 65

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Baker Daniels LLP) in December 2011.  As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations.  Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term:  Director nominee for a three-year term to expire at the annual meeting of shareholders in 2022

Director since: 2012

Age: 74

Andrea R. Guthrie

Ms. Guthrie co-founded Gyde Travel, LLC, a private guide travel service, in February 2015.  From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term:  Director nominee for a three-year term to expire at the annual meeting of shareholders in 2022

Director since:  2015

Age: 47

The Board recommends a vote FOR the director nominees listed above.

DIRECTORS CONTINUING IN OFFICE

J. Wayne Weaver, Chairman of the Board

From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise.  From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear.  Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term:  Director with term expiring at the annual meeting of shareholders in 2020

Director since:  1988

Age: 84

Jeffrey C. Gerstel

Mr. Gerstel has served as the Chief Marketing Officer of B&H Foto & Electronics Corp., a specialty retailer offering electronics, since February 2017. Prior to that, he served as President of The Dress Barn, Inc., a leading specialty retailer offering clothing, shoes, and accessories for misses and plus-size women, from December 2011 to August 2016 and as Chief Executive Officer from July 2015 to August 2016. Mr. Gerstel joined The Dress Barn, Inc. in 2006 and held a variety of senior executive positions during his tenure with the company, including Executive Vice President and Chief Operating Officer and Senior Vice President of Operations. Prior to that, he was Executive Vice President, Operations of A.C. Moore, a specialty retailer offering arts, crafts and floral merchandise, from 2004 to 2006. From 1990 to 2004, he was President of Rag Shops, Inc., a specialty retailer offering fabrics and crafts, Chief Operating and Financial Officer of Parts Plus, a specialty retailer offering premium auto parts and accessories, and Executive Vice President of Operations of Factory 2-U Stores, Inc., a closeout retailer that offered apparel and closeout merchandise.

Mr. Gerstel’s areas of relevant experience include strategic planning, merchandising, marketing and brand positioning, real estate, store operations, e-commerce, human resources, information systems, corporate finance and mergers and acquisitions.

Term:  Director with term expiring at the annual meeting of shareholders in 2020

Director since:  2015

Age: 55

Kent A. Kleeberger

Mr. Kleeberger has been a self-employed consultant since March 2015.  From February 2011 until March 2015, Mr. Kleeberger served as Executive Vice President, Chief Operating Officer of Chico’s FAS Inc., a publicly traded specialty apparel retailer.  Prior to that, from November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc.  From July 2004 until October 2007, Mr. Kleeberger served as Senior Vice President and Chief Financial Officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer.  From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary and also served as a director from February 2000 until March 2004.  Mr. Kleeberger has served as a director of Christopher & Banks Corporation, a publicly traded specialty apparel retailer, since June 2016 and as Chair of its Board of Directors since January 2017.  Mr. Kleeberger also served as a director of Aéropostale, Inc., a publicly traded apparel retailer, from August 2015 until February 2016.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding and government regulation.

Term:  Director with term expiring at the annual meeting of shareholders in 2021

Director since: 2003

Age: 67

Charles B. Tomm

Mr. Tomm has served as a Managing Partner and Chief Executive Officer of Pablo River Partners LLC, a retail automotive company, since January 2017 and also as a principal at the investment banking and financial advisory firm Oaklins Heritage Capital Group since October 2016.  Prior to that, he was President and Chief Executive Officer of Brumos Automotive, Mercedes-Benz, Porsche and Lexus dealerships, from January 2009 until its sale in April 2016.  He started in the retail automotive business with Coggin Automotive Group in April 1994 and was named company President in 1997.  After a 1998 merger with Asbury Automotive Group, Inc. and a subsequent merger with Courtesy Automotive Group in 2003, Mr. Tomm became President and Chief Executive Officer of Asbury's Coggin/Courtesy subsidiary, with 27 automotive dealerships.  His prior business experience was in investment banking, oil field services, trucking, as an adjunct law professor and in the private practice of law with Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman).  From 1968 to 1972, Mr. Tomm was a diver and officer on the US Navy’s only troop-carrying submarine.  Mr. Tomm is a trustee of the Mayo Clinic and chair of its Audit and Compliance Committee, a trustee and board chair of Jacksonville University, a trustee of The Bolles School and a former trustee of Washington & Lee University.  Mr. Tomm served as a director of Florida Bank Group, Inc. from September 2007 until its merger with IberiaBank Corporation in February 2015, and as a director of Asbury Automotive Group, Inc. from 2000 to January 2002 and from May 2005 until September 2007.

Mr. Tomm’s areas of relevant experience include strategic planning, corporate governance and leadership, risk management, capital markets and mergers and acquisitions.

Term:  Director with term expiring at the annual meeting of shareholders in 2021

Director since: 2017

Age: 73

Joseph W. Wood

Mr. Wood has been a self-employed footwear industry consultant since July 2010.

From January 2008 until July 2010, Mr. Wood served as Division President – Retail of Brown Shoe Company, Inc. (now Caleres, Inc.), a global wholesale and retail footwear company.  Prior to that, from January 2002 until December 2007, Mr. Wood served as President of Famous Footwear, a division of Brown Shoe Company, Inc.

Term:  Director with term expiring at the annual meeting of shareholders in 2021

Director since: 2003

Age: 71

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

•	To oversee management performance on behalf of our shareholders;

•	To ensure that the long-term interests of our shareholders are being served; and

•	To monitor adherence to and the effectiveness of our internal standards and policies.

Board Meetings

During fiscal 2018, the Board held five meetings, with one of these meetings being conducted via teleconference.  During fiscal 2018, each of our directors attended at least 75% of the aggregate of the Board meetings and the meetings of the respective committees on which he or she served that were held during the period for which he or she was a director or committee member.  Additionally, our directors are expected to attend the annual meeting of shareholders each year.  Each of our directors attended our 2018 annual meeting of shareholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating and Corporate Governance Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight.  Moreover, the separation of these positions allows the President and Chief Executive Officer to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.  The independent directors are Messrs. Aschleman, Gerstel, Kleeberger, Tomm, and Wood and Ms. Guthrie.  In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).  To facilitate communication between our management and our non-employee directors, Mr. Kleeberger has been designated as the Lead Independent Director and presides at all executive sessions of the non-employee directors.  Following an executive session, the Lead Independent Director discusses any issues or requested actions to be taken with the President and Chief Executive Officer.  The Lead Independent Director is also responsible for disseminating information to the rest of the Board in a timely manner, for scheduling and preparing agendas for meetings of our non-employee directors and, together with our Chairman of the Board and President and Chief Executive Officer, for scheduling and preparing agendas for meetings of our Board.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Each of the committees operates pursuant to a written charter, which can be viewed on our website at shoecarnival.gcs-web.com/corporate-governance/highlights.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our financial statements and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm.  It is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures.  See “Board and Committee Role in Risk Oversight.”  The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of four non-employee directors: Messrs. Kleeberger (Chair), Aschleman, Gerstel and Tomm.  The Board and the Audit Committee believe the current member composition satisfies Nasdaq’s listing standards governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in Nasdaq’s listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has also determined that Mr. Kleeberger qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met seven times during fiscal 2018, with three of these meetings being conducted via teleconference.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs.  The committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs.  For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive and Director Compensation – Compensation Discussion and Analysis.”

In addition, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation advisor to assist in the evaluation of our Executive compensation for fiscal 2018, as authorized under its charter.  The Compensation Committee has utilized FW Cook as its independent compensation advisor for Executive and director compensation matters from time to time since April 2016.  FW Cook reports directly to the Compensation Committee, participates in meetings of the Compensation Committee, as requested, communicates with the Chair of the Compensation Committee between meetings, and advises the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards.  FW Cook does not provide any other services to the Company.  The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq’s listing standards and concluded that no conflicts of interest exist.  For more information regarding FW Cook’s services, see “Executive and Director Compensation—Compensation Discussion and Analysis—Determination of Compensation Amounts.”

The Compensation Committee consists of our six non-employee directors: Messrs. Aschleman (Chair), Gerstel, Kleeberger, Tomm, and Wood, and Ms. Guthrie.  Each of the members meets the independence requirements of Nasdaq’s listing standards and Rule 10C-1(b)(1) promulgated under the Exchange Act.  Each member is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).  During fiscal 2018, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee.  In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held six meetings during fiscal 2018, with two of these meetings being conducted via teleconference.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors.  As the nominating body of the Board, the committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board.  Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating and Corporate Governance Committee is to take into account geographic, occupational, gender, race and age diversity.  Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics.  The committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors.  The diversity of directors is one of the factors that the Nominating and Corporate Governance Committee considers, along with the other selection criteria described above.

Director candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, management, professional search firms or other persons. The Nominating and Corporate Governance Committee also will consider director candidates recommended by shareholders.  A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating and Corporate Governance Committee.  Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.  A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary.  A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2020 Annual Meeting.”  The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating and Corporate Governance Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

The Nominating and Corporate Governance Committee consists of four non-employee directors: Ms. Guthrie (Chair), and Messrs. Aschleman, Kleeberger and Wood.  Each member is “independent,” as such term for nominating committee members is defined in Nasdaq’s listing standards.  The Nominating and Corporate Governance Committee met four times during fiscal 2018.

Board and Committee Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, various committees assist in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls.  The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face.  This is principally accomplished through Audit Committee reports to the Board and summary briefings provided by management.  The Audit Committee members, as well as each other director, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.  For a description of the Compensation Committee’s role in overseeing compensation-related risks, see “Executive and Director Compensation–Compensation-Related Risk Assessment” in this proxy statement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Ethics is posted on our website at shoecarnival.gcs-web.com/corporate-governance/highlights.  We intend to disclose any amendments to the Code of Ethics by posting such amendments on our website.  In addition, any waivers of the Code of Ethics for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

DELINQUENT Section 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.

Based solely on a review of the copies of such forms filed electronically with the SEC and written representations from certain reporting persons, we believe that during fiscal 2018 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

As we did the last several years, pursuant to Section 14A of the Exchange Act, we are asking our shareholders to approve the compensation paid to our Executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives.

Our compensation philosophy seeks to closely align the interests of Executives with the interests of our shareholders.  Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return.  Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase operating income and comparable store sales growth.

The Compensation Committee and our Board believe that our fiscal 2018 Executive compensation aligned with our philosophy and corporate performance and was effective in fulfilling the Compensation Committee’s compensation objectives.  An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs, how they reflect our philosophy and are linked to Company performance and the impact of our 2018 say-on-pay vote on Executive compensation decisions.  We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee.  However, our Board and Compensation Committee value the opinion of our shareholders, and to the extent that there is any significant vote against the Executives’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the basis for, and the decisions of our Compensation Committee (the “Committee”) and our Board of Directors with respect to, the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow.  Our named executive officers (the “Executives”) for fiscal 2018 were:

Officer Name and Position
Clifton E. Sifford, President and Chief Executive Officer
W. Kerry Jackson, Senior Executive Vice President – Chief Operating and Financial Officer and Treasurer
Timothy T. Baker, Executive Vice President – Store Operations
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer
Mark J. Worden, Executive Vice President – Chief Marketing and Strategy Officer

Executive Summary

We seek to closely align the interests of our Executives with the interests of our shareholders.  Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return.  Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase operating income and comparable store sales growth.

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity-based compensation, which in fiscal 2018 consisted of service-based restricted stock units (“RSUs”) and performance stock units (“PSUs”).  We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy of our compensation programs.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating our performance for the purposes of making compensation decisions ($ amounts in thousands except per share data).

Key Financial Metrics	Fiscal 2018		Fiscal 2017		Fiscal 2016
Net Sales	$1,029,650		$1,019,154		$1,001,102
Comparable Store Sales Increase	4.3%	(1)	0.3%	(1)	0.5%
Gross Profit Percentage	30.0%		29.1%		28.9%
Operating Income	$49,760		$37,701		$37,912
Income Tax Expense	$12,222		$18,480		$14,232
Net Income	$38,135		$18,933		$23,517
Earnings Per Share, Diluted	$2.45		$1.15		$1.28

(1)

The 53rd week in fiscal 2017 caused a one-week shift in our fiscal calendar. To minimize the effect of this fiscal calendar shift on comparable store sales, our reported annual comparable store sales results for fiscal 2017 compare the 52-week period ended January 27, 2018 to the 52-week period ended January 28, 2017.  The annual comparable store sales for fiscal 2018 compare the 52-week period ended February 2, 2019 to the 52-week period ended February 3, 2018.

•

Net sales increased $10.5 million to $1.030 billion for the 52-week fiscal 2018, a 1.0% increase from net sales of $1.019 billion for the 53-week fiscal 2017. Of the $10.5 million increase in net sales, approximately $8.9 million was attributable to the 22 new stores we opened since the beginning of fiscal 2017 and $28.5 million was attributable to the stores in our comparable store sales base.  Comparable store sales for the 52-week period ended February 2, 2019 increased 4.3% compared to the 52-week period ended February 3, 2018.  Despite a low-single digit decline in store traffic, we experienced increases in our conversion rate, average sales per transaction and average units per transaction, and average unit retail was flat year-over-year.  We believe this favorable growth was primarily due to our product assortment and marketing efforts throughout the year, as we posted comparable store sales increases in all of our major product categories.  The increase in net sales was partially offset by the loss of $26.9 million in sales from the 40 stores closed since the beginning of fiscal 2017.  Similar to other retailers, we follow the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2017 (the 53rd week).  The loss of this one week of sales in fiscal 2018 negatively affected our net sales comparison, as approximately $13.0 million in net sales were recorded for this extra week in fiscal 2017.

•

During fiscal 2018, we achieved record earnings per diluted share of $2.45 compared to earnings per diluted share of $1.15 in fiscal 2017.  Net income for fiscal 2018 was $38.1 million compared to net income of $18.9 million in fiscal 2017. This increase resulted from a combination of top-line sales growth, gross profit improvement, our ability to maintain tight control over selling expenses and a reduction in our effective tax rate due to recent tax legislation that lowered our corporate income tax rate.

•

Our gross profit margin in fiscal 2018 increased to 30.0% from 29.1% in the prior fiscal year. Our merchandise margin increased 0.3% primarily due to higher margins achieved in the women’s non-athletic category.  Buying, distribution and occupancy costs, as a percentage of sales, decreased 0.6% compared to the prior year primarily as a result of the lower occupancy expenses during the year and the leveraging effect of higher sales.

•	We opened three stores, relocated one store and closed 14 stores during fiscal 2018, ending the year with 397 stores.

•

We continued our cash dividend payments to shareholders during fiscal 2018, paying four quarterly cash dividends. The first quarter dividend amount was $0.075 per share, while the dividends paid for each of the remaining three quarters were increased to $0.08 per share, or an aggregate of $4.8 million.  During fiscal 2018, we returned additional capital to our shareholders through the repurchase of approximately 1.5 million shares of our common stock at an average price of $30.15, or an aggregate of $46.0 million.  In total during fiscal 2018, we returned $50.8 million to our shareholders.

•

In fiscal 2018, we continued to invest in our Customer Relationship Management (“CRM”) strategy, which is intended to focus our entire organization on a more customer-centric model.  We engaged with a strategic partner that specializes in creating holistic CRM strategies for large and mid-sized retail organizations to provide discovery, implementation, launch and ongoing support for our customer-centric, multi-channel CRM Solution. This new platform will form the foundation of our CRM program and will also serve as the systemic framework for our Shoe Perks loyalty program and CRM campaign manager.

•	Our Shoe Perks membership increased by 2.4 million members in fiscal 2018, with members accounting for approximately 68% of net sales in fiscal 2018.

Our fiscal 2018 financial results, along with our financial results from fiscal 2017 and fiscal 2016, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2018.

The following charts show, with respect to our CEO and our other Executives (excluding Mr. Worden, who joined our Company in September 2018), base salary, target annual cash incentives under our 2016 Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”) and the grant date fair value of the RSUs and target PSUs granted to our Executives, as a percentage of total target direct compensation, for fiscal 2018:

We believe our fiscal 2018 Executive compensation aligned well with the objectives of our pay-for-performance compensation philosophy and with our performance.  Messrs. Sifford, Jackson, Baker, Scibetta and Worden were eligible to earn a bonus payment under our Executive Incentive Compensation Plan based on achieving a defined amount of operating income, as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), in fiscal 2018.  Our GAAP operating income was $49.8 million in fiscal 2018, which exceeded the maximum bonus target.  As a result, the maximum allowable bonuses were paid under our Executive Incentive Compensation Plan for fiscal 2018.

Commencing in fiscal 2018, we began utilizing both PSUs and service-based RSUs as our primary forms of equity-based incentive compensation.  Prior to fiscal 2018, service-based and performance-based restricted stock awards were utilized.  Since fiscal 2005, the performance-based equity awards granted to our Executives vest with the attainment of specified annual earnings per diluted share.  In fiscal 2018, we achieved $2.45 in earnings per diluted share, the highest in the Company’s history.  As a result of this achievement, all of the outstanding performance-based restricted stock awards granted to Messrs. Sifford, Jackson, Baker and Scibetta prior to fiscal 2017 were earned based on fiscal 2018 performance, the outstanding performance-based restricted stock awards granted to such Executives in fiscal 2017 were earned between the target and maximum levels of performance based on fiscal 2017 and fiscal 2018 performance, and the maximum number of PSUs granted in fiscal 2018 to such Executives were earned based on fiscal 2018 performance, with some of those earned performance-based awards vesting on March 31, 2019 and others subject to additional service-based vesting requirements in 2020.

We encourage you to read the complete Compensation Discussion and Analysis for the detailed discussion and analysis of our Executive compensation program.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization.  In addition, the programs are designed to maintain a performance and achievement-oriented environment, be cost-competitive, treat all employees fairly, maximize the tax deductibility of employee compensation and consider the appropriate proportions of rewarding management and our shareholders.  All programs have the following characteristics:

•

Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance.  As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•

A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity-based compensation in the form of service-based RSUs and PSUs are utilized to provide incentives to Executives to create shareholder value through the attainment of both short-term and long-term goals.

•

Compensation also takes into consideration the value of the job in the marketplace.  To retain a highly skilled workforce, we strive to remain competitive with the pay of employers who compete with us for talent.

The Committee, along with management, recognizes that the challenges faced by a retail organization require that compensation programs remain flexible to meet the prevailing market conditions for key management roles.  Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the accumulated business expertise of the members of the Committee.  This process is subjective because we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers sales, operating income, net income and earnings per share as compared to both the financial plan for the fiscal year and the prior fiscal year performance.  The Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions.  In the current retail climate, management emphasizes, and the Committee seeks to reward, financial stability and liquidity while working to increase operating income and comparable store sales growth.

Compensation Program Components, Why Each Component is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity-based incentives and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance.  Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives.  In general, executive officers with higher levels of responsibility have a lower percentage of their compensation fixed as base salary and a higher percentage of their compensation at risk.

Annual Cash Incentives

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting annual financial goals that will lead to our long-term success.  Under our Executive Incentive Compensation Plan, which was approved by our shareholders in 2016, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net sales, net income, net income before nonrecurring items, operating income, return on equity, return on assets, earnings per share, EBITDA, EBITDA before nonrecurring items, comparable store sales, average sales per square foot or average sales per square foot for new stores.  Each of the foregoing business criteria may also be calculated before bonus expense and/or before any store closing costs and impairment charges recognized in the fiscal year.

The Committee annually selects the business criteria that performance targets will be based on, determines the threshold, target and maximum performance goals and sets the percentage of salary each Executive can earn for achievement of the performance goals.  The Committee utilizes financial projections prepared by management in setting the performance goals.  These projections incorporate various assumptions related to targeted comparable store sales increases, merchandise gross margin, new store openings, store closings and selling, general and administrative expense levels.  These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and reflect both the challenges and opportunities facing the Company.

We may also award discretionary cash bonuses to Executives for their work on special projects, for significant accomplishments, for promotions, as new hire sign-on bonuses, when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise determines.

Long-Term Equity-Based Incentives

We consider equity compensation to be an important element in the overall compensation of our Executives and other key employees.  Equity-based incentive awards that typically vest over time, or upon the attainment of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance.  This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

In fiscal 2018, we utilized both service-based RSUs and PSUs as our primary forms of equity-based incentive compensation.  The vesting of performance-based awards is tied to the attainment of defined earnings per diluted share goals and rewards each Executive for the creation of shareholder value.  For awards granted in fiscal 2015 and prior years, up to 100% of the number of shares of restricted stock could be earned if certain performance goals were achieved within a six-year window of time.  For the performance-based restricted stock granted in fiscal 2016, up to 100% of the number of shares of restricted stock could vest if certain performance goals were achieved within the three-year performance period.  For the performance-based restricted stock granted in fiscal 2017, 50% to 150% of the target number of shares of restricted stock could be earned if certain performance goals were achieved for the two-year performance period.  For the PSUs granted in fiscal 2018, 25% to 125% of the target numbers of PSUs could be earned if certain performance goals were achieved in fiscal 2018.  Beginning in fiscal 2016, approximately 25% of the total dollar value of the long-term equity-based incentive awards or units granted to our Executives was in the form of service-based restricted stock or RSUs, which we believe aligns the interests of management with those of shareholders and promotes retention.

All outstanding equity-based awards granted prior to our 2017 annual meeting of shareholders were issued pursuant to the terms and conditions of the 2000 Stock Option and Incentive Plan, as amended (the “2000 Stock Plan”). In June 2017, our shareholders approved the 2017 Equity Incentive Plan (the “2017 Equity Plan”) at the annual meeting of shareholders.  The service-based RSUs and PSUs granted in fiscal 2018 were issued, and future equity-based awards will be issued, pursuant to the terms and conditions of the 2017 Equity Plan.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees.  We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs.  The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses, including co-payments and deductibles.  The nonqualified deferred compensation plan is offered to our Executives who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.  Further details on the nonqualified deferred compensation plan can be found under “Nonqualified Deferred Compensation – Non-Equity Based Compensation – Narrative Discussion.”  In addition to the benefits described above, we currently offer certain other limited perquisites, including an automobile allowance to each Executive and, for Mr. Sifford, limited personal utilization of the Company-provided aircraft.  Details of our perquisites are contained in footnote 5 to the Summary Compensation Table.

Stock Ownership Guidelines

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017, our non-employee directors are required to own shares valued at five times their annual Board cash retainer.  Our Chairman of the Board and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary.  For the purposes of these guidelines, shares directly owned without any restrictions (excluding shares offered as a new hire inducement), shares owned through our Employee Stock Purchase Plan and shares owned directly by members of the non-employee director’s or executive officer’s immediate family who share the same household or any trust for the benefit of the non-employee director’s or executive officer’s immediate family members count toward the ownership requirements.

Unless otherwise determined by the Committee, until an executive officer or non-employee director has reached his or her ownership requirement described above, he or she must retain 50% of the net-after tax shares received upon the exercise of any stock option, the vesting of any shares of restricted stock or the receipt, vesting or settlement of any other form of equity-based compensation award. This retention requirement does not apply to any restricted stock or units awarded as an inducement to a newly hired executive officer.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination.  The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer and non-employee director has met his or her ownership goal annually.  The Committee reviewed the current ownership valuation for each of our executive officers and non-employee directors at its March 2019 meeting.  Taking into account the equity awards that vested on March 31, 2019, of our Executives and directors, Messrs. Weaver, Aschleman, Kleeberger, Tomm, Wood, Sifford, Jackson, Baker and Scibetta have met the ownership requirements, as amended.

We believe the stock ownership guidelines further serve to align the interests of our Executives and directors with those of our shareholders.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, directors and executive officers are prohibited from (a) buying or selling puts, calls, collars, swaps, options, warrants, forward contracts or other derivative securities or similar financial instruments based on our securities; (b) conducting short sales of our securities; and (c) holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Impact of Say-on-Pay Vote on Executive Compensation Decisions

Over the past five years, between 98% and 99% of our shareholders have voted in favor of our say-on-pay vote, with approximately 98% of the shareholder votes cast voting in favor of the 2018 say-on-pay vote.

At its meetings since June 2018, the Committee has reviewed our compensation programs and the results of the 2018 say-on-pay vote.  The Committee determined that our compensation programs are fundamentally sound, support the needs of our business, are aligned with trends in the market and, taking into account the results of our 2018 say-on-pay vote, are strongly supported by our shareholders.  As a result, the Committee decided to retain our fiscal 2018 executive compensation philosophy, objectives and components for fiscal 2019 compensation purposes.  The performance targets for our annual cash incentive component were updated to conform to our fiscal 2019 financial projections.  For fiscal 2019, base salaries, target annual cash incentives and target long-term equity-based incentives were reviewed and adjusted to ensure appropriate competitive positioning.

When determining how often to hold say-on-pay votes, the Board took into account the strong preference for an annual vote expressed by our shareholders at our 2017 annual meeting.  Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held no later than our 2023 annual meeting.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs.  Annually, the Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on this evaluation.  The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders.  The Committee currently consists of six directors, none of whom is a current or former employee and each of whom is deemed independent as defined in Nasdaq’s listing standards.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting compensation.

It is the Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive.  In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity-based compensation.  The Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value.  In setting total compensation, the Committee applies a consistent approach for all Executives, including appropriate business judgment as to how the standard approach is applied to the facts and circumstances associated with each Executive.

The Committee also utilizes a tally sheet to review the total compensation packages provided to the Executives for the current and prior four fiscal years, as applicable.  The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity-based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites.  The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives.  The stock ownership and accumulated wealth of the Executives did not influence the Committee's decision on equity-based compensation awards in fiscal 2018 or fiscal 2019.

The Committee has utilized FW Cook as its independent compensation advisor for Executive and director compensation matters from time to time since April 2016.  FW Cook reported directly to the Committee and performed no work for management that was not under the Committee’s purview.  A representative of FW Cook participated in Committee meetings when requested by the Committee and communicated with the Committee Chair between meetings.  The Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq’s listing standards and concluded that no conflicts of interest exist.

In setting compensation for the Executives in fiscal 2018, FW Cook advised the Committee with respect to (1) the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program compared to the companies in our peer group, including an analysis of target bonus opportunities, (2) total target direct compensation opportunities for the Executives compared to individuals in comparable positions at companies in our peer group, and (3) the size and dilutive effect of our long-term equity-based compensation. With advice from FW Cook, the Committee decided to utilize the same peer group that it did in setting fiscal 2017 compensation, consisting of the following companies, which are similarly-sized retailers, with an emphasis on footwear retailers:

Fiscal 2018 Peer Companies
Caleres, Inc.	New York & Company, Inc. (now RTW Retailwinds, Inc.)
Citi Trends, Inc.	Oxford Industries, Inc.
Crocs, Inc.	Sportsman’s Warehouse Holdings, Inc.
Deckers Outdoor Corporation	Steven Madden, Ltd.
DSW Inc. (now Designer Brands Inc.)	Tilly’s, Inc.
The Finish Line, Inc.	West Marine, Inc.
Hibbett Sports, Inc.

Revenues for fiscal 2017 for the peer companies above ranged from approximately $577 million to $2.8 billion, and market cap values ranged from approximately $193 million to $2.7 billion.  The Committee decided to utilize the same peer group in setting fiscal 2019 compensation, except that the Committee excluded The Finish Line, Inc. and West Marine, Inc. from the peer group for fiscal 2019 because those companies were acquired in 2018 and 2017, respectively.

Although the Committee reviewed the compensation data of the above peer group companies in setting fiscal 2018 compensation, it did not benchmark the compensation of the Executives utilizing the peer group data.  Instead, the Committee only utilized the peer group data to determine whether the types and amount of Executive compensation were reasonable and competitive in view of the peer group data.

Fiscal 2018 Compensation Decisions

Base Salary

The Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, a change in responsibilities, promotions, or other considerations.  The Chief Executive Officer provides recommendations to the Committee for the Executives other than himself.  Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, position, changes in responsibilities, individual performance, the Company's overall performance and industry data for comparable positions.  No predetermined weight is given to any of the above factors.

The fiscal 2018 base salary for each Executive was approved as follows:

	Compensation Decisions – Base Salary
	Fiscal 2018
Name	Fiscal 2018	Percentage Increase
Clifton E. Sifford	$695,250	3.0%
W. Kerry Jackson	$566,500	3.0%
Timothy T. Baker	$546,000	3.0%
Carl N. Scibetta	$515,000	3.0%
Mark J. Worden	$515,000	N/A

The Committee approved the salary increases for Messrs. Sifford, Jackson, Baker and Scibetta based on the Committee’s assessment of the Company’s financial performance in fiscal 2017 and prior years and the Committee’s review and assessment of the overall performance of the retail industry in fiscal 2017, as well as to keep each of their salaries competitive with executives in comparable positions at the peer group companies.

Mr. Worden joined the Company in September 2018, and his base salary was set at a level that the Committee determined was appropriate and necessary to attract a candidate for this senior level position and was also competitive with executives in comparable positions at the peer group companies.

Annual Cash Incentives

A portion of the annual cash compensation our Executives could earn for fiscal 2018 consisted of a performance-based bonus payment pursuant to the Executive Incentive Compensation Plan.  The Committee could also award discretionary cash bonuses to the Executives for their work on special projects, for significant accomplishments, for promotions, as a new hire sign-on bonus or as the Committee otherwise determined.

For fiscal 2018, at a special meeting held in April 2018, the Committee selected our operating income, calculated in accordance with GAAP (“GAAP Operating Income”), as the business criteria for all officers included in the Executive Incentive Compensation Plan.  This business criteria was first selected by the Committee in 2017, and after considering our real estate strategy, and specifically the impact of store closing costs and impairment charges on our operating income, the Committee determined that using GAAP Operating Income remained appropriate for evaluating performance in fiscal 2018.

The Committee established the threshold, target and maximum GAAP Operating Income performance levels, as well as the applicable percentage of annual salary that officers could earn for attainment of each performance level.  Payout for performance between threshold and target, and between target and maximum GAAP Operating Income was to be interpolated.  The performance goals for each level attempted to incorporate the known risk factors inherent with the current retail economic climate and reflect the challenges and opportunities facing the Company.

In setting the payout percentages for fiscal 2018, the Committee reviewed bonus information for executives in comparable positions at the peer group companies provided by FW Cook and took into account the threshold, target and maximum performance levels set for fiscal 2018.  As a result, the Committee decided to reduce the payout percentages at the maximum level of performance from 200% of the target payout to 150% of the target payout.

The following table sets forth the percentage of salary each Executive could earn based upon the attainment of the various levels of GAAP Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	15%	100%	150%
W. Kerry Jackson	9%	60%	90%
Timothy T. Baker	9%	60%	90%
Carl N. Scibetta	9%	60%	90%
Mark J. Worden	9%	60%	90%

As agreed upon in his offer of employment, Mr. Worden was eligible to earn a prorated bonus under the Executive Incentive Compensation Plan for fiscal 2018, with the bonus guaranteed to be a minimum of $100,000.

The Committee determined that target fiscal 2018 GAAP Operating Income should be set at 106% of the fiscal 2017 GAAP Operating Income.  Upon the attainment of target GAAP Operating Income for fiscal 2018, or $40.0 million, each Executive would earn their target bonus.  In setting the target, the Committee considered our financial results in fiscal 2017, financial projections prepared by management for fiscal 2018, the uncertainty of the U.S. and global economies and the challenges facing the retail industry generally.  The Committee then set the threshold for fiscal 2018 at 93.75% of target GAAP Operating income, or $37.5 million.  If the threshold was met, the Executives would earn an escalating bonus, as a percentage of their base salary or prorated base salary for Mr. Worden, as fiscal 2018 GAAP Operating Income exceeded the threshold amount.  With the attainment of 120% of target GAAP Operating Income, or $48.0 million, a 27% increase over fiscal 2017 GAAP Operating Income, each Executive would earn their maximum allowable bonus under the Executive Incentive Compensation Plan.

In fiscal 2018, our GAAP Operating Income was $49.8 million, which exceeded the established maximum level of performance.  As a result, maximum bonuses were paid under our Executive Incentive Compensation Plan for fiscal 2018.

Sign-On Bonus

In addition to his eligibility to receive a prorated bonus under the Executive Incentive Compensation Plan for fiscal 2018, the Committee also approved a one-time sign-on bonus of $100,000 that was paid to Mr. Worden on the first day of his employment with the Company.

Long-Term Equity-Based Incentives

On and after June 13, 2017, incentive awards are granted pursuant to the 2017 Equity Plan, at the discretion of the Committee.  The Committee relies in large part on the recommendation of our Chairman and our Chief Executive Officer in determining the value of incentive awards to be granted to Executives. For fiscal 2018, the Committee also considered the recommendations of FW Cook with respect to the allocation between service-based and performance-based equity awards, the design of the equity-based awards and the value of equity-based awards to be awarded to each Executive and in the aggregate. With the exception of new employees and promotions, equity incentive awards are typically granted on an annual basis during the first quarter of the fiscal year after the Committee has reviewed financial projections for the fiscal year prepared by management at the Committee’s request.

For fiscal 2018, the Committee reviewed the flexibility provided by our 2017 Equity Plan and determined to grant a combination of service-based RSUs and PSUs, rather than service-based restricted stock and performance-based restricted stock, to members of our management, including our Executives.  The Committee wanted to ensure that the majority of the grants to our Executives would be subject to performance-based vesting conditions; therefore, consistent with fiscal 2017, the Committee determined that approximately 75% of the total dollar value of the equity awards granted to the Executives would be PSUs (at the target level of performance) and approximately 25% would be service-based RSUs.

On April 9, 2018, the Committee, based on the recommendation of our Chairman and our Chief Executive Officer (for Executives other than himself), granted the following number of service-based RSUs to the following Executives:

Name	Number of Service-Based RSUs
Clifton E. Sifford	7,574
W. Kerry Jackson	4,900
Timothy T. Baker	4,010
Carl N. Scibetta	4,010

The service-based RSUs granted to our Executives vest in three equal annual installments on March 31, 2019, March 31, 2020 and March 31, 2021, provided that each recipient maintains continuous service with us through such dates.  For any cash dividends that we pay on the shares of our common stock while the RSUs are outstanding, we will credit, as of each dividend payment date, a dollar amount of dividend equivalents to the respective Executive’s account.  When the RSUs vest and are settled, the amount of the accrued dividend equivalents will be paid in cash to the Executives.

An additional 32,670 RSUs were granted to other members of management.

In determining the performance measure and the threshold, target and maximum performance levels to be utilized for the PSUs to be granted for fiscal 2018, the Committee took into account the impact on our earnings per diluted share for fiscal 2018 of (1) store closing costs and impairment charges, (2) our planned share repurchases for fiscal 2018 and (3) the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”).  The Committee also considered the recommendations of FW Cook with respect to the design of our performance-based equity awards for fiscal 2018.  As a result, in addition to the change from performance-based restricted stock awards to PSUs, the Committee made the following modifications to the design of the performance-based equity awards granted to our Executives in fiscal 2018:

•	Given the volatility in the retail industry, the Committee decided to measure earnings per diluted share over a one-fiscal-year period instead of the two-fiscal-year period utilized in fiscal 2017.

•

After taking into consideration the potential dilutive effect of the PSUs on our shareholders and the recommendations of FW Cook regarding dilution and share usage, the Committee decided to continue to provide a range of goals at threshold, target and maximum levels, but decreased the percentage of the target number of PSUs that could be earned from 50% to 25% at the threshold level of performance and from 150% to 125% at the maximum level of performance.  The Committee established the following range of goals at threshold, target, and maximum levels for which 25% to 125% of the target number of shares could be earned.

2018 PSU Payout Schedule
	Threshold	Target	Maximum
FY 2018 Earnings Per Diluted Share	$ 1.86	$ 1.99	$ 2.38
% of Target	93.5%	100.0%	119.6%
Payout (% of Target Number of PSUs)	25%	100%	125%

Payout for performance between threshold and target, and between target and maximum earnings per diluted share was interpolated.  Performance below the threshold level would have resulted in forfeiture of all of the PSUs and any dividend equivalents accrued on such PSUs.  If our earnings per diluted share for fiscal 2018 would have been between $1.86 and $1.99, any PSUs that were determined by the Committee to not be earned, and any dividend equivalents accrued on such PSUs, would have been forfeited.

One-half of any PSUs that were determined by the Committee to be earned based on our earnings per diluted share for fiscal 2018 would vest on March 31, 2019 and the remaining one-half would vest on March 31, 2020, provided that the recipient maintains continuous service with us through such dates, which further promotes retention of the Executives and other members of management receiving the PSUs.

On April 9, 2018, the Committee, based on the recommendation of our Chairman and our Chief Executive Officer (for Executives other than himself), approved the following target number of PSUs that could be earned by our Executives:

Name	Target Number of PSUs
Clifton E. Sifford	22,723
W. Kerry Jackson	14,700
Timothy T. Baker	12,030
Carl N. Scibetta	12,030
Mark J. Worden	N/A

The Committee approved an additional 65,353 target number of PSUs that could be earned by other members of management.

In recommending equity awards to all participants for fiscal 2018, including non-Executives, our Chairman and our Chief Executive Officer based their recommendations on a total of approximately 1% of our then outstanding shares (at the target level of performance for the PSUs), with consideration given to the dilutive effect of the proposed grant.  Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

In fiscal 2018, our earnings per diluted share was $2.45, which exceeded the established maximum level of performance.  As a result, the maximum number of PSUs granted in fiscal 2018 was earned.

In addition to the annual grants described above, upon the commencement of his employment with us, the Committee granted an award of 20,000 service-based RSUs to Mr. Worden on September 10, 2018, which will vest one-third on the first anniversary of his employment and two-thirds on the third anniversary of his employment. This award is consistent with our practice of providing service-based equity compensation to new members of management to encourage their retention.

Other Benefits

The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2017, except that the Committee also approved the reimbursement of certain expenses incurred by Mr. Worden in connection with his relocation to Evansville, Indiana.

Fiscal 2019 Executive Compensation Decisions

On March 20, 2019, the Committee completed its review and approval of the fiscal 2019 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and objectives and set Executive compensation levels for fiscal 2019 based on this evaluation.  Given the comprehensive peer group information provided by FW Cook in both fiscal 2017 and fiscal 2018, the Committee decided not to retain FW Cook to provide peer group data or otherwise advise the Committee with respect to setting fiscal 2019 Executive compensation.  Instead, the Committee reviewed compensation information for individuals in comparable positions at the companies in our peer group, as set forth in the 2018 proxy statements for such companies, which was compiled by management at the Committee’s request.  Otherwise, the Committee’s process in setting Executive compensation was consistent with that performed in March and April 2018.

The Committee established the following with respect to Executive compensation for fiscal 2019:

1.	The base salary for each Executive was set as follows:

Name	Base Salary	Percentage Increase
Clifton E. Sifford	$716,000	3.0%
W. Kerry Jackson	$583,500	3.0%
Timothy T. Baker	$562,500	3.0%
Carl N. Scibetta	$530,500	3.0%
Mark J. Worden	$530,500	3.0%

These merit-based salary increases were based on the Committee’s assessment of the Company’s financial performance in fiscal 2018 and the Committee’s review and assessment of the overall performance of the retail industry in fiscal 2018.

2.

Performance-based bonuses for fiscal 2019 will be awarded pursuant to the Executive Incentive Compensation Plan.  The Committee selected our GAAP Operating Income as the business criteria for all officers included in the Executive Incentive Compensation Plan, as the Committee determined that GAAP Operating Income remains appropriate for evaluating performance.  The Committee established the threshold, target and maximum performance levels.  Payout for performance between threshold and target, and between target and maximum GAAP Operating Income will be interpolated.  These goals attempt to incorporate the known risk factors inherent with the current economic retail climate and reflect the challenges and opportunities facing the Company.  The Committee, at its March 2020 meeting, will review our financial results against these goals.

In setting the payout percentages for fiscal 2019, the Committee decided to retain the same payout percentages as were utilized in fiscal 2018.

The following table sets forth the percentage of salary each Executive could earn in fiscal 2019 based upon the attainment of the various levels of GAAP Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Clifton E. Sifford	15%	100%	150%
W. Kerry Jackson	9%	60%	90%
Timothy T. Baker	9%	60%	90%
Carl N. Scibetta	9%	60%	90%
Mark J. Worden	9%	60%	90%

3.

For fiscal 2019 annual equity grants, the Committee determined to again grant a combination of service-based RSUs and PSUs to members of our management, including our Executives.  The Committee wanted to ensure that the majority of the grants to our Executives would be subject to performance-based vesting conditions; therefore, consistent with fiscal 2018, the Committee determined that approximately 75% of the total dollar value of the equity awards granted to the Executives would be PSUs (at the target level of performance) and approximately 25% would be service-based RSUs.  In March 2019, the Committee granted the following target number of PSUs and service-based RSUs to the following Executives:

Name	Target Number of PSUs	Number of Service- Based RSUs
Clifton E. Sifford	16,144	5,381
W. Kerry Jackson	10,376	3,458
Timothy T. Baker	9,225	3,075
Carl N. Scibetta	9,225	3,075
Mark J. Worden	9,225	3,075

The fiscal 2019 PSUs may be earned based on earnings per diluted share for fiscal 2019. Given the continued volatility in the retail industry, the Committee decided to measure earnings per diluted share over a one-fiscal-year period, consistent with 2018.  After taking into consideration the potential dilutive effect of the PSUs on our shareholders, the Committee decided to continue to provide a range of goals at threshold, target, and maximum levels, and maintained the percentage of the target number of PSUs that may be earned at 25% at the threshold level of performance and 125% at the maximum level of performance.  Payout for performance between threshold and target, and between target and maximum earnings per diluted share will be interpolated. Performance below the threshold level will result in forfeiture of all of the PSUs.  One-half of any earned PSUs will vest on March 31, 2020 and the remaining one-half will vest on March 31, 2021, provided that the recipient maintains continuous service with us through such dates.

One-half of the service-based RSUs granted to our Executives vests on each of March 31, 2020 and
March 31, 2021, provided that the recipient maintains continuous service with us through such dates.

In recommending equity awards to all participants, including non-Executives, our Chairman and our Chief Executive Officer based their recommendations for fiscal 2019 on a total of approximately 1% of our then outstanding shares (at the target level of performance for the PSUs), with consideration given to the dilutive effect of the proposed grant.  Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity-based compensation have been awarded to the Executives for fiscal 2019 performance.

4.

The other executive benefit programs and perquisites described above under “Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits” were not changed from fiscal 2018.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives, which specifies various payments to be made to the Executive in the event their employment is terminated, including upon a qualifying termination following a change in control.  The type and amount of payments vary by Executive and the nature of the termination.  We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Each of Messrs. Sifford, Jackson and Baker entered into an Amended and Restated Employment and Noncompetition Agreement with us dated December 11, 2008.  Mr. Scibetta entered into an Employment and Noncompetition Agreement, similar in form and content to those of the other Executives, on December 4, 2012.  Mr. Worden entered into an Employment and Noncompetition Agreement, similar in content to those of the other Executives, on September 10, 2018.

Further information on termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements” below.

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the Tax Act in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the chief executive officer and the three other highest paid executive officers employed for the taxable year (other than the chief financial officer). Performance-based compensation was exempt from this deduction limitation if the company met specified requirements set forth in the Internal Revenue Code and applicable treasury regulations. As a general matter, in making its prior Executive compensation decisions, the Committee was mindful of the benefit to the Company of the full deductibility of compensation, but had exercised its discretion to provide base salaries, service-based restricted stock or other compensation that may not have been fully tax deductible to us.

The Tax Act retained the $1 million deduction limit but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017.  Consequently, compensation paid in fiscal 2018 and later years to our Executives in excess of $1 million has not been and will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Act with respect to performance-based compensation payable under outstanding awards granted before November 2, 2017 under the 2000 Stock Plan in order to qualify them for the transitional relief to the extent possible.  However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to uncertainties as to the application and interpretation of revised Section 162(m) and the related requirements for transitional relief.

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements.  Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation.  If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture.  We have made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.  Our Committee has not adopted any additional forfeiture provisions for incentive compensation relating to accounting restatements at this time.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act.  Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and in our proxy statement for the 2019 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee

James A. Aschleman (Chair)

Jeffrey C. Gerstel

Andrea R. Guthrie

Kent A. Kleeberger

Charles B. Tomm

Joseph W. Wood

Compensation-Related Risk Assessment

In March 2019, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices.  As part of the Compensation Committee’s review, it specifically noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.
•	There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•

While the performance criteria used under our Executive Incentive Compensation Plan and historically used under our predecessor executive incentive compensation plan has been operating income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this annual measurement period.

•

Our Executive Incentive Compensation Plan has payouts at multiple levels of performance.  Assuming achievement of at least a minimum level of performance, payouts under the plan results in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.  The maximum bonus percentage payable under the Executive Incentive Compensation Plan is also currently capped at percentages ranging from 90% to 150% of the Executives’ annualized base salary to protect against disproportionately large shorter-term incentives.

•

The Compensation Committee has the discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•	We currently do not grant stock options to our Executives.
•

The performance-based equity awards granted to our Executives vest based on our attainment of certain earnings per diluted share targets, aligning the interests of our Executives with those of our shareholders.  Our PSUs granted in fiscal 2019 are, and our PSUs granted in fiscal 2018 and certain performance-based restricted stock awards granted in prior fiscal years were, earned at multiple levels of performance, rather than an “all-or-nothing” approach.

•	Stock ownership guidelines applicable to all non-employee directors and all executive officers further align the interests of our Executives with those of our shareholders.
•

Pursuant to our Corporate Governance Guidelines, directors and executive officers are prohibited from (a) buying or selling puts, calls, collars, swaps, options, warrants, forward contracts or other derivative securities or similar financial instruments based on our securities; (b) conducting short sales of our securities; and (c) holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Some of our non-executive employees are eligible to receive bonus and equity awards.  With respect to the non-executive employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking.  For those non-executive employees who are eligible to receive service-based equity awards, the equity awards typically vest either ratably over a three-year period or in full after two years.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain.  As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for fiscal 2018 and, if applicable, fiscal 2017 and fiscal 2016.

Name and Principal Position	Fiscal Year (1)	Salary	Bonus (2)		Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Clifton E. Sifford, President and Chief Executive Officer	2018 2017 2016	$ 695,250 675,000 625,000	$	- - -	$ 705,011 488,765 972,835	$ 1,042,875 - -	$ 140,539 145,820 138,891	$2,583,675 1,309,585 1,736,726
W. Kerry Jackson, Senior Executive Vice President – Chief Operating and Financial Officer and Treasurer	2018 2017 2016	$ 566,500 550,000 535,600	$	- - -	$ 456,092 308,549 628,014	$ 509,850 - -	$ 53,948 61,297 65,912	$1,586,390 919,846 1,229,526
Timothy T. Baker, Executive Vice President – Store Operations	2018 2017 2016	$ 546,000 530,000 515,000	$	- - -	$ 373,251 247,429 508,876	$ 491,400 - -	$ 22,529 55,076 61,640	$1,433,180 832,505 1,085,516
Carl N. Scibetta, Executive Vice President – Chief Merchandising Officer	2018 2017 2016	$ 515,000 500,000 450,000	$	- - -	$ 373,251 247,429 523,166	$ 463,500 - -	$ 48,829 45,955 48,357	$1,400,580 793,384 1,021,523
Mark J. Worden, Executive Vice President – Chief Strategy and Marketing Officer (6)	2018	$ 207,981		$100,000	$ 822,000	$ 187,183	$ 48,165	$1,365,329

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2018 and 2016 were each 52-week years. Fiscal year 2017 was a 53-week year.

(2)	For fiscal 2018, the amount for Mr. Worden represents a one-time new hire cash sign-on bonus.

(3)

Amounts reflect the aggregate grant date fair value of performance-based and service-based equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  The grant date fair value of each performance-based award was computed based on the level of performance that was deemed probable on the grant date, which was the target level of performance for the PSUs granted in fiscal 2018, the threshold level of performance for the performance-based restricted stock awards granted in fiscal 2017 and the target level of performance for the performance-based restricted stock awards granted in fiscal 2016. The table below sets forth the grant date fair value of the service-based RSUs granted in fiscal 2018 and the PSUs granted in fiscal 2018 at the target level of performance and the maximum level of performance.

		PSUs
Name	Service-Based RSUs	Target	Maximum
Clifton E. Sifford	$176,247	$528,764	$660,961
W. Kerry Jackson	$114,023	$342,069	$427,586
Timothy T. Baker	$93,313	$279,938	$349,934
Carl N. Scibetta	$93,313	$279,938	$349,934
Mark J. Worden	$822,000	$-	$-

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2019.

(4)

GAAP Operating Income achieved for fiscal 2018 was $49.8 million, which exceeded the established maximum level of performance.  As a result, the maximum bonus was paid to each Executive.  Mr. Worden’s bonus was based on his prorated base salary paid during fiscal 2018.

GAAP Operating Income achieved for fiscal 2017 was $37.7 million, which did not exceed the established bonus threshold.  As a result, no Executive earned a bonus for fiscal 2017.

Operating income before officer bonus expense achieved for fiscal 2016 was $37.9 million, which did not exceed the established bonus threshold. As a result, no Executive earned a bonus for fiscal 2016.

(5)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees.  We also provide Executives with other executive benefit programs and perquisites.  Perquisites and personal benefits received by the Executives in fiscal 2018 included:

•    Reimbursements under our Executive medical plan;

•    An automobile allowance of $1,100 per month for each Executive;

•    For Mr. Worden, the reimbursement of certain expenses incurred in connection with his relocation to Evansville, Indiana; and

•    For Mr. Sifford, limited personal utilization of the Company-provided aircraft, which value is based on incremental cost of utilization.

In fiscal 2018, two Executives received an individual perquisite in excess of $25,000.  Mr. Worden was reimbursed $43,382 for expenses he incurred in relocating to Evansville, Indiana.  For Mr. Sifford, the incremental cost for his utilization of the Company-provided aircraft totaled $88,509.

The amounts in this column for fiscal 2018 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan, premiums on the Executive’s life and long-term disability insurance and cash dividends paid to our Executives on the shares of unvested restricted stock that they held on the record date for each such dividend, which cash dividends were subject to applicable federal, state and local income tax withholdings.  These amounts are detailed in the following table:

	401(k) Match	Deferred Compensation Plan Match	Discount under the Employee Stock Purchase Plan	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Clifton E. Sifford	$2,972	$28,313	$882	$438	$720	$1,885
W. Kerry Jackson	$5,523	$23,175	$-	$438	$720	$1,190
Timothy T. Baker	$2,450	$-	$882	$408	$720	$955
Carl N. Scibetta	$5,520	$21,117	$-	$438	$720	$955
Mark J. Worden	$-	$-	$-	$73	$60	$-

(6)	Mr. Worden began his employment with us on September 10, 2018 and was designated by our Board as an executive officer as of such date.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold		Target	Maximum	Threshold	Target	Maximum
Clifton E. Sifford	04/09/18					5,681	22,723	28,404		$528,764
	04/09/18								7,574	$176,247
		$104,288		$695,250	$1,042,875
W. Kerry Jackson	04/09/18					3,675	14,700	18,375		$342,069
	04/09/18								4,900	$114,023
		$50,985		$339,900	$509,850
Timothy T. Baker	04/09/18					3,008	12,030	15,038		$279,938
	04/09/18								4,010	$93,313
		$49,140		$327,600	$491,400
Carl N. Scibetta	04/09/18					3,008	12,030	15,038		$279,938
	04/09/18								4,010	$93,313
		$46,350		$309,000	$463,500
Mark J. Worden	09/10/18								20,000 (4)	$822,000
		$18,718	(6)	$124,789	$187,183

(1)

Represents the amount each Executive could have earned based upon the attainment of various target levels of GAAP Operating Income under the Executive Incentive Compensation Plan.  The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in the section “Compensation Discussion and Analysis - Fiscal 2018 Compensation Decisions - Annual Cash Incentives.”  For fiscal 2018, GAAP Operating Income exceeded the established maximum level of performance. As a result, each Executive earned the maximum bonus under the Executive Incentive Compensation Plan for fiscal 2018.

(2)

Represents PSUs granted to the Executives on April 9, 2018 under the 2017 Equity Plan.  The material terms of these PSU grants are described in the section “Compensation Discussion and Analysis - Fiscal 2018 Compensation Decisions - Long-Term Equity-Based Incentives.”

(3)

With the exception of Mr. Worden, represents service-based RSUs granted to the Executives on April 9, 2018 under the 2017 Equity Plan.  The material terms of these RSU grants are described in the section “Compensation Discussion and Analysis - Fiscal 2018 Compensation Decisions - Long-Term Equity-Based Incentives.”

(4)

Mr. Worden was granted service-based RSUs under the 2017 Equity Plan on September 10, 2018 upon commencement of his employment with us, which RSUs will vest one-third on the first anniversary of his employment and two-thirds on the third anniversary of his employment.

(5)

The grant date fair value assigned to these awards was calculated in accordance with ASC 718, using the closing market price of our common stock on the grant date, which was $23.27 for the awards granted on April 9, 2018 and $41.10 for the award granted to Mr. Worden on September 10, 2018. The grant date fair value of each PSU award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date.

(6)	As agreed upon in his offer of employment, Mr. Worden’s bonus under the Executive Incentive Compensation Plan for fiscal 2018 was guaranteed to be a minimum of $100,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the end of the fiscal year ended February 2, 2019.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Clifton E. Sifford
	03/27/13 (2)	30,000	$1,107,000
	03/17/14 (3)	30,000	$1,107,000
	03/16/15 (4)	30,868	$1,139,029
	03/15/16 (5)	30,281	$1,117,369
	04/18/17 (6)	5,348	$197,341
	04/18/17 (7)	26,614	$982,057
	04/09/18 (8)	7,574	$279,481
	04/09/18 (9)	28,404	$1,048,108
W. Kerry Jackson
	03/27/13 (2)	20,000	$738,000
	03/17/14 (3)	20,000	$738,000
	03/16/15 (4)	20,579	$759,365
	03/15/16 (5)	20,187	$744,900
	04/18/17 (6)	3,376	$124,574
	04/18/17 (7)	16,800	$619,920
	04/09/18 (8)	4,900	$180,810
	04/09/18 (9)	18,375	$678,038
Timothy T. Baker
	03/27/13 (2)	15,000	$553,500
	03/17/14 (3)	16,500	$608,850
	03/16/15 (4)	16,463	$607,485
	03/15/16 (5)	16,150	$595,935
	04/18/17 (6)	2,708	$99,925
	04/18/17 (7)	13,473	$497,154
	04/09/18 (8)	4,010	$147,969
	04/09/18 (9)	15,038	$554,902
Carl N. Scibetta
	03/27/13 (2)	15,000	$553,500
	03/17/14 (3)	16,500	$608,850
	03/16/15 (4)	16,463	$607,485
	03/15/16 (5)	16,150	$595,935
	04/18/17 (6)	2,708	$99,925
	04/18/17 (7)	13,473	$497,154
	04/09/18 (8)	4,010	$147,969
	04/09/18 (9)	15,038	$554,902
Mark J. Worden
	09/10/18 (10)	20,000	$738,000

(1)			The value of the shares that have not vested was computed utilizing $36.90, the closing price of our common stock on Friday, February 1, 2019.
(2)

Represents shares of performance-based restricted stock granted on March 27, 2013 under the 2000 Stock Plan.  One-third of these performance-based restricted shares would vest upon the attainment of each of three different levels of annual earnings per diluted share.  Based on our actual earnings per diluted share in fiscal 2018, all levels were attained, and the restricted shares vested in full on March 31, 2019.

(3)

Represents shares of performance-based restricted stock granted on March 17, 2014 under the 2000 Stock Plan.  One-third of these performance-based restricted shares would vest upon the attainment of each of three different levels of annual earnings per diluted share.  Based on our actual earnings per diluted share in fiscal 2018, all levels were attained, and the restricted shares vested in full on March 31, 2019.

(4)

Represents shares of performance-based restricted stock granted on March 16, 2015 under the 2000 Stock Plan.  One-third of these performance-based restricted shares would vest upon the attainment of each of three different levels of annual earnings per diluted share.  Based on our actual earnings per diluted share in fiscal 2018, all levels were attained, and the restricted shares vested in full on March 31, 2019.

(5)

Represents shares of performance-based restricted stock granted on March 15, 2016 under the 2000 Stock Plan.  These performance-based restricted shares would vest on March 31, 2019 if we achieved annual earnings per diluted share of $1.65 in any of fiscal 2016, fiscal 2017 or fiscal 2018 and the Executive maintained continuous service with us through March 31, 2019.  Our actual earnings per diluted share in fiscal 2018 exceeded $1.65 and the restricted shares vested in full on March 31, 2019.

(6)

Represents shares of service-based restricted stock granted on April 18, 2017 under the 2000 Stock Plan. One-third of these service-based restricted shares vested on April 18, 2018, one-third vested on April 18, 2019, and the remaining shares will vest on April 18, 2020, provided the Executive maintains continuous service with us through such date.

(7)

On April 18, 2017, shares of performance-based restricted stock were granted under the 2000 Stock Plan. The threshold number of these performance-based restricted shares could be earned if we achieved cumulative earnings per diluted share of $3.32 for fiscal 2017 and fiscal 2018.  The target number of these performance-based restricted shares could be earned if we achieved cumulative earnings per diluted share of $3.49 for fiscal 2017 and fiscal 2018.  The maximum number of these performance-based restricted shares could be earned if we achieved cumulative earnings per diluted share of $4.01 for fiscal 2017 and fiscal 2018.

This amount represents the number of these performance-based restricted shares that were earned based on our actual cumulative earnings per diluted share for fiscal 2017 and fiscal 2018.  Two-thirds of these earned performance-based restricted shares vested on March 31, 2019 and the remaining one-third will vest on March 31, 2020, if the Executive maintains continuous service with us through such date.

(8)

Represents service-based RSUs granted on April 9, 2018 under the 2017 Equity Plan.  One-third of these service-based RSUs vested on March 31, 2019, and one-third will vest on each of March 31, 2020 and March 31, 2021, provided the Executive maintains continuous service with us through such dates.

(9)

On April 9, 2018, PSUs were granted under the 2017 Equity Plan. The threshold number of these PSUs could be earned if we achieved earnings per diluted share of $1.86 for fiscal 2018.  The target number of these PSUs could be earned if we achieved earnings per diluted share of $1.99 for fiscal 2018.  The maximum number of these PSUs could be earned if we achieved earnings per diluted share of $2.38 for fiscal 2018.  This amount represents the number of these PSUs that were earned based on our actual earnings per diluted share for fiscal 2018.  One-half of these earned PSUs vested on March 31, 2019 and the remaining one-half will vest on March 31, 2020, if the Executive maintains continuous service with us through such date.

(10)

Represents a one-time sign-on award of service-based RSUs granted to Mr. Worden under the 2017 Equity Plan upon the commencement of his employment with us.  One-third of these service-based RSUs will vest on September 10, 2019 and two-thirds will vest on September 10, 2021.

Option Exercises and Stock Vested in Fiscal 2018

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended February 2, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Clifton E. Sifford	-	$-	2,674	$64,176
W. Kerry Jackson	-	$-	1,688	$40,512
Timothy T. Baker	-	$-	1,353	$32,472
Carl N. Scibetta	-	$-	1,353	$32,472
Mark J. Worden	-	$-	-	$-

(1)

Amount was calculated by multiplying the number of shares vesting by the closing price of our common stock on the vesting date or, if not a trading day, the last trading day preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2017 Equity Plan, the 2000 Stock Plan and the Employee Stock Purchase Plan.  All information is as of February 2, 2019.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	234,374	(2)	$-	(3)	895,261	(4)
Equity compensation plans not approved by security holders (5)	-		$-		-
Total	234,374	(2)	$-	(3)	895,261	(4)

(1)	Includes the 2017 Equity Plan, the 2000 Stock Plan and the Employee Stock Purchase Plan.

(2)

Represents shares that may be issued pursuant to outstanding RSUs and PSUs (based on the maximum level of performance) granted under the 2017 Equity Plan. We also had 825,281 shares of restricted stock granted under the 2000 Stock Plan outstanding as of February 2, 2019, which are not included in the “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights” column.

(3)	The RSUs and PSUs, once vested, convert into shares of our common stock on a one-for-one basis for no additional consideration.
(4)	Includes 818,601 shares available for future issuance under the 2017 Equity Plan and 76,660 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

Our Board and shareholders approved the 2000 Stock Plan, effective June 8, 2000.  Subsequent to its initial approval, amendments were made on June 11, 2004, June 14, 2005, June 12, 2008, October 8, 2008, December 9, 2010 and June 14, 2012.  In addition, on March 17, 2015, the Board adopted and approved an amendment to the 2000 Stock Plan to provide that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2000 Stock Plan or otherwise, any unvested restricted stock or unexercised options will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock that vested or any options that were exercised within one year of the time of the violation.

On March 22, 2017, our Board of Directors approved the 2017 Equity Plan, subject to shareholder approval, and on June 13, 2017, our shareholders approved the 2017 Equity Plan.  Upon approval of the 2017 Equity Plan by our shareholders, no further awards were permitted to be made under the 2000 Stock Plan. The Compensation Committee administers and grants equity incentive awards under the 2017 Equity Plan. The 2017 Equity Plan provides for the grant of incentive awards in the form of stock options, stock appreciation rights (“SARs”), restricted stock, stock units and other stock-based awards to our employees, consultants, advisors and non-employee directors.  A maximum of 1,000,000 shares of our common stock are available for issuance under the 2017 Equity Plan. Any shares of our common stock subject to an award under the 2017 Equity Plan, or to an award granted under the 2000 Stock Plan that was outstanding on June 13, 2017, that expires, is canceled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

The 2017 Equity Plan also provides that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2017 Equity Plan or otherwise, any unvested equity awards will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock, stock units or other stock-based awards that vested or any options or SARs that were exercised within one year of the time of the violation.

Nonqualified Deferred Compensation

The following table sets forth, for each Executive, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2018, along with the ending account balance at February 2, 2019.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
Clifton E. Sifford	$125,000	$28,313	$26,013	$-	$2,314,032
W. Kerry Jackson	$46,351	$23,175	$23,821	$-	$1,562,623
Timothy T. Baker	$-	$-	$(13,715)	$-	$1,112,500
Carl N. Scibetta	$52,791	$21,117	$(5,758)	$-	$407,661
Mark J. Worden	$-	$-	$-	$-	$-

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for fiscal 2018.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2018.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan.  On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan.  The primary savings mechanism is a 401(k) plan.  Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 10 of the Notes to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•	On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•

Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid.  As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•

The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan.  These services are provided by a third-party provider.

•

While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.

•	Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•

Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance.  The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

•	The plan is currently unfunded.

Termination and Change in Control Arrangements

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements with Clifton Sifford, Kerry Jackson and Timothy Baker.  The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006.  On December 4, 2012, we entered into an Employment and Noncompetition Agreement with Carl Scibetta.  On September 10, 2018, we entered into an Employment and Noncompetition Agreement with Mark Worden.  Mr. Scibetta’s agreement and Mr. Worden’s agreement are each similar in content to the agreements with Messrs. Sifford, Jackson and Baker, except that they do not include any tax gross-up provisions.  These documents hereinafter are referred to collectively as the “Agreements."

The terms of the Agreements for Messrs. Sifford, Jackson, Baker and Scibetta are through January 31, 2020, and the term of Mr. Worden’s Agreement is through September 10, 2020 (such terms, including any extension, are referred to as the “Terms”).  The Agreements are subject to early termination as provided in the Agreements.  The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term for Messrs. Sifford, Jackson, Baker and Scibetta, and at least 30 days before the end of the then current Term for Mr. Worden.  No such notification was given by any party prior to January 31, 2019.

The Agreements provide for an annual base salary and entitle Messrs. Sifford, Jackson, Baker, Scibetta and Worden to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time.  Such Executives are also entitled to participate in any and all employee benefit plans.  Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause.  Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements with Messrs. Sifford, Jackson, Baker and Scibetta, “cause” is defined as any one or more of the following actions by the respective Executive:

•	conviction for a felony or other crime involving moral turpitude;
•	engaging in illegal conduct or gross misconduct which is injurious to us;
•	engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;
•

failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, and for Mr. Sifford our Board, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

•	material breach of any of his obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

Under the Agreement with Mr. Worden, “cause” is defined as any one or more of the following actions by Mr. Worden:

•	failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);
•	embezzlement, misappropriation or fraud, whether or not related to his employment with us;
•	conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude;
•	engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to us or our affiliates;
•	failure or refusal to comply with any lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom he reports;
•	material breach of any of his obligations under the Agreement;
•	material breach of our policies;
•	use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•	engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” under all of the Agreements is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 2, 2019, the last day of our most recently completed fiscal year.

Clifton Sifford

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$382,388	$-	$-
Cash severance (2)	-	1,042,875	-	2,155,275
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	39,700	-	39,700
Equity awards, accelerated vesting (5) (6) (7)	6,353,687	476,822	-	6,977,384
Excise tax, including gross up (8)	-	-	-	4,203,019
Total	$6,353,687	$1,941,785	$-	$13,377,878

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$311,575	$-	$-
Cash severance (2)	-	849,750	-	1,756,150
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	39,700	-	39,700
Equity awards, accelerated vesting (5) (6) (7) (	4,183,706	305,384	-	4,583,607
Excise tax, including gross up (8)	-	-	-	2,876,271
Total	$4,183,706	$1,506,409	$-	$9,258,228

Timothy Baker

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$300,300	$-	$-
Cash severance (2)	-	819,000	-	1,692,600
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	39,700	-	39,700
Equity awards, accelerated vesting (5) (6) (7)	3,340,861	247,894	-	3,665,720
Excise tax, including gross up (8)	-	-	-	2,387,319
Total	$3,340,861	$1,406,894	$-	$7,787,839

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$283,250	$-	$-
Cash severance (2)	-	772,500	-	1,596,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	39,700	-	39,700
Equity awards, accelerated vesting (5) (6) (7)	3,340,861	247,894	-	3,665,720
Total	$3,340,861	$1,343,344	$-	$5,304,420

Mark Worden

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$283,250	$-	$-
Cash severance (2)	-	772,500	-	1,596,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	39,700	-	39,700
Equity awards, accelerated vesting (5) (6) (7)	738,000	136,669	-	738,000
Total	$738,000	$1,232,119	$-	$2,376,700

(1)

The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365.  In this table, the annual base salary is equivalent to the Executive's base salary as of February 2, 2019.

(2)

The cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs.  If within two years following a change in control, the Executive is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the qualifying termination occurs.  In this table, the annual base salary is equivalent to the Executive's base salary as of February 2, 2019.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate.  Messrs. Sifford, Jackson and Baker also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes each will incur as a result of the lump sum payment.  Messrs. Scibetta’s and Worden’s Agreements do not include a provision for reimbursement of taxes.

(5)

The 2000 Stock Plan, under which our restricted stock awards were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of their restricted stock awards based on the portion of the restricted period completed as of the termination date as a percentage of the total restricted period.  For performance-based restricted stock awards granted under the 2000 Stock Plan, no shares of restricted stock may become vested unless the Compensation Committee certifies that the performance targets with respect to such restricted stock awards have been satisfied. Because our annual earnings per diluted share as of February 2, 2019 exceeded the performance vesting thresholds for each of the restricted stock awards granted prior to fiscal 2017 and our cumulative annual earnings per diluted share for fiscal 2017 and fiscal 2018 was between the target and maximum levels of performance for the restricted stock awards granted in fiscal 2017, this example includes the ratable portion of the amount of shares determined to be earned under those performance-based restricted stock awards.  The 2017 Equity Plan, under which our RSUs and PSUs were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of his PSUs based on our actual performance, measured as of the later of the date the Compensation Committee determines the level of achievement of the performance goals for such PSUs and the date of his death or disability, as well as full, immediate vesting of all of his RSUs. In this example, the value was calculated by taking the sum of (i) the number of unvested shares of service-based restricted stock and the number of unvested shares of performance-based restricted stock determined to have been earned based on fiscal 2018 and fiscal 2017 performance held by each Executive on February 2, 2019, each multiplied by a fraction, the numerator of which is the number of days elapsed between the effective date of the grant and February 2, 2019 and the denominator of which is the number of days in the restricted period; plus (ii) the number of unvested PSUs determined to have been earned based on fiscal 2018 performance held by each Executive on February 2, 2019, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and February 2, 2019 and the denominator of which is the number of months in the vesting period; plus (iii) the number of unvested service-based RSUs held by each Executive on February 2, 2019, and then multiplying the result by $36.90, the closing price of our common stock on February 1, 2019.

(6)

The award agreements for the service-based restricted stock granted to each Executive (other than Mr. Worden) in fiscal 2017 and service-based RSUs granted to each Executive (other than Mr. Worden) in fiscal 2018 provide for the immediate vesting of any unvested shares of such restricted stock or unvested RSUs, as applicable, upon a termination of the Executive without cause or by the Executive for good reason, in accordance with such Executive’s Agreement.  In this example, for the Executives other than Mr. Worden, the value was calculated by multiplying $36.90, the closing price of our common stock on February 1, 2019, by the number of shares of service-based restricted stock or RSUs, as applicable, granted to such Executive that were unvested and held by such Executive on February 2, 2019.  The service-based RSUs granted to Mr. Worden in September 2018 provide for the vesting of a ratable portion of any such unvested RSUs held by him upon a termination of Mr. Worden without cause or by Mr. Worden for good reason.  In this example, the value for Mr. Worden was calculated by taking the number of unvested RSUs held by him on February 2, 2019, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and February 2, 2019 and the denominator of which is the number of months in the vesting period. The result was then multiplied by $36.90, the closing price of our common stock on February 1, 2019.

(7)

The 2000 Stock Plan, under which our restricted stock was issued, includes a provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, upon a change in control, unless provided otherwise in an award agreement.  Restricted stock awards granted in fiscal 2016 and prior years fully vest upon a change in control.  The award agreements for the service-based restricted stock granted in fiscal 2017 and the service-based RSUs granted in fiscal 2018 provide that if the service-based restricted stock award or RSUs, as applicable, are not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, such restricted stock or RSUs, as applicable, will fully vest.  The award agreements for the performance-based restricted stock granted in fiscal 2017 and the PSUs granted in fiscal 2018 provide that if the change in control occurs prior to the end of fiscal 2018, our fully diluted cumulative earnings per share or fully diluted earnings per share, as applicable, as of the effective time of the change in control, with the threshold, target and maximum levels of fully diluted cumulative earnings per share or fully diluted earnings per share, as applicable, adjusted to reflect the portion of the applicable performance period that elapsed as of the effective time of the change in control, is to be used to determine the number of shares or PSUs converted to time-vesting shares or units, as applicable (the “Converted Award”).  If the Converted Award is not continued, assumed or replaced in connection with the change in control, or upon a qualifying termination of the Executive, the Converted Award will fully vest.  In this example, the value was calculated by multiplying $36.90, the closing price of our common stock on February 1, 2019, by the sum of (i) the number of unvested shares of service-based restricted stock, unvested shares of performance-based restricted stock granted prior to 2017 and unvested RSUs held by each Executive on February 2, 2019, and (ii) the number of shares of performance-based restricted stock granted in fiscal 2017 and the number of PSUs granted in fiscal 2018 that would have been converted into time-vesting shares or units based on actual performance as of February 2, 2019.

(8)

If any payment under the Agreements would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Messrs. Sifford, Jackson and Baker would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation.  In this example, Messrs. Sifford, Jackson and Baker would have qualified to receive additional compensation from us to cover excise taxes at February 2, 2019.  The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.  Messrs. Scibetta’s  and Worden’s Agreements do not include a provision for additional compensation to cover such taxes, interest and penalties.

Other factors material to the Agreements, the 2000 Stock Plan and the 2017 Equity Plan are as follows:

•

The benefits granted to each Executive under the Agreements, the 2000 Stock Plan and the 2017 Equity Plan are subject to certain employment and post-employment conditions.  This includes, but is not limited to, the agreement by each Executive not to engage in (including being employed by, working for, consulting with or rendering services to) any competing business in a prohibited capacity for a period of one year following termination of the Executive’s employment under the Agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2000 Stock Plan and the 2017 Equity Plan.

•

Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Clifton E. Sifford, our Chief Executive Officer (our “CEO”):

For fiscal 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $12,742; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table disclosed above, was $2,583,675.

Based on this information, for fiscal year 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 203:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total taxable compensation during calendar year 2018 of all 5,416 members of our workforce, including full-time, part-time, temporary and seasonal employees, other than our CEO, who were employed on December 15, 2018.  For fiscal 2018, we changed the date used to determine our workforce population to December 15, 2018 to more closely align with the period for which total taxable compensation used to identify our median employee was calculated.

For purposes of determining the total taxable compensation for each employee, we included the amount of base salary or wages the employee received during the calendar year, the amount of any cash incentives paid to the employee in that year (which include annual cash incentives that are generally paid in March for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did annualize the pay for any full-time or part-time employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Executives for purposes of the Summary Compensation Table disclosed above.  The total compensation of our median employee, a full-time cash lead, was determined to be $12,742. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table of $2,583,675, of which $1,571,639 was variable compensation based on our performance in fiscal 2018.  The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. Our pay ratio calculation used the same methodologies, material assumptions, adjustments and estimates as we used in our pay ratio disclosure for 2017.  The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Supplemental Pay Ratio

Because of the nature of our business in the retail industry, many part-time, temporary and seasonal employees are hired for very short amounts of time during our peak sales periods.  The SEC rules do not allow for companies to annualize the compensation paid to temporary or seasonal employees or to make a full-time equivalent adjustment for part-time employees.  As of December 15, 2018, approximately 59% of the members of our workforce were part-time, temporary or seasonal employees.  As a result, we believe that measuring the compensation paid to our median full-time employee more accurately reflects our pay practices relative to the compensation of our CEO.  Excluding all part-time, temporary and seasonal employees, we had 2,218 full-time employees as of December 15, 2018.  Using the same methodology described above, we identified our median full-time employee for fiscal 2018.  The total annual compensation of our median full-time employee was $27,166 for fiscal 2018.  Based on this information, for fiscal year 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median full-time employee was 95:1.

Compensation of Non-Employee Directors

Our non-employee directors receive the following:

Annual Cash Retainer	$60,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Independent Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears.  No separate fees are paid to our non-employee directors for attendance at Board or Committee meetings. Our non-employee directors receive restricted shares valued at approximately $60,000 as of the date of grant under the 2017 Equity Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders.  The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made.  All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended February 2, 2019.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman	$92,500	$60,012	$293	$152,805
Jeffrey C. Gerstel	$77,500	$60,012	$293	$137,805
Andrea R. Guthrie	$80,000	$60,012	$293	$140,305
Kent A. Kleeberger	$112,500	$60,012	$293	$172,805
Charles B. Tomm	$77,500	$60,012	$293	$137,805
Joseph W. Wood	$82,500	$60,012	$293	$142,805

(1)

Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors - Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718.  Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 11 to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 2, 2019.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.

The Board adopted, and the shareholders approved on June 13, 2017, the 2017 Equity Plan.  Messrs. Aschleman, Gerstel, Kleeberger, Tomm, Wood and Ms. Guthrie were each awarded 1,833 shares of restricted stock under the 2017 Equity Plan on June 14, 2018, with a grant date fair value of $60,012 based on the closing market price of our common stock on that day.  The restrictions on all of these shares lapsed on January 2, 2019.  As of February 2, 2019, no shares of restricted stock and no stock options were held by any of the non-employee directors.

The compensation paid during the fiscal year ended February 2, 2019 to our President, Chief Executive Officer and director, Clifton E. Sifford, is included in the Summary Compensation Table.

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver.  As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee.  Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board.  Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Stock Ownership Guidelines for Directors

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017, our non-employee directors are required to own shares valued at five times their annual Board cash retainer.  For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination.  The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually.  The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2019 meeting.  Of our non-employee directors, Messrs. Aschleman, Kleeberger, Tomm and Wood have met the ownership requirements, as amended.

We believe the adoption of stock ownership guidelines further serves to align the interests of our non-employee directors with those of our shareholders.

PROPOSAL NO. 3

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2019 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval.  In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee.  A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions.  Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2018 and 2017 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2018	2017
Audit fees (1)	$673,744	$714,034
Audit-related fees (2)	$0	$3,300
Tax fees	$0	$0
All other fees (3)	$2,695	$2,695

(1)

Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, as well as fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting and, in fiscal 2017, our Registration Statement on Form S-8.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

(3)	All other fees represent fees for accounting research tools.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In addition, the Chair of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2018, all non-audit services included above were pre-approved.  The aggregate amount of all such non-audit services constituted approximately 0.4% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States.  The Company's independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting.  The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting.  The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte.  In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.  This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2019, as filed with the Securities and Exchange Commission.

Audit Committee

Kent A. Kleeberger (Chair)

James A. Aschleman

Jeffrey C. Gerstel

Charles B. Tomm

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Code of Ethics, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest.  The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During fiscal 2018, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 18, 2019, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group.  Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  All percentages in the table are based on 14,731,600 shares of our common stock outstanding on April 18, 2019.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	2,999,844	20.4%
Clifton E. Sifford	(2)	172,426	1.2%
W. Kerry Jackson	(3)	93,491	*
Timothy T. Baker	(4)	92,811	*
Carl N. Scibetta	(5)	51,235	*
Mark J. Worden		0	0
James A. Aschleman		13,220	*
Jeffrey C. Gerstel		5,526	*
Andrea R. Guthrie		7,926	*
Kent A. Kleeberger		13,886	*
Charles B. Tomm		18,781	*
Joseph W. Wood		13,220	*
All current executive officers and directors as a group (12 persons)	(6)	3,482,366	23.6%
Bradley W. Weaver	(7)	1,000,000	6.8%
J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Bradley Wayne Weaver
Leigh Anne Weaver	(8)	1,000,000	6.8%
J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Leigh Anne Weaver
LSV Asset Management** 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	(9)	830,870	5.6%
Dimensional Fund Advisors LP** Building One 6300 Bee Cave Road Austin, TX 78746	(10)	1,362,407	9.2%
BlackRock, Inc.** 55 East 52nd Street New York, NY 10055	(11)	1,666,180	11.3%

*      Less than 1%.

**     Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)

J. Wayne and Delores B. Weaver are husband and wife.  Their mailing address is 7500 East Columbia Street, Evansville, Indiana 47715.  Mr. Weaver individually owns 499,922 shares and Mrs. Weaver individually owns 2,499,922 shares.

(2)	Includes 11,546 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.

(3)	Includes 7,288 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.

(4)	Includes 5,845 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(5)	Includes 5,845 shares of restricted stock as to which Mr. Scibetta has voting but not dispositive power.

(6)	Includes 30,524 shares of restricted stock as to which the individuals have voting but not dispositive power.

(7)

Represents shares held by the J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Bradley Wayne Weaver (the “Bradley Weaver GRAT”). Bradley W. Weaver is the sole trustee of the Bradley Weaver GRAT and, as sole trustee, has sole voting and dispositive power with respect to the 1,000,000 shares held by the Bradley Weaver GRAT. Bradley Weaver does not beneficially own any shares of our common stock other than the 1,000,000 shares held by the Bradley Weaver GRAT.  Bradley Weaver’s address is 24 Roy Street #26, Seattle, WA 98109.  The Bradley Weaver GRAT’s address is c/o DAR Group Investments, 501 Riverside Avenue, Suite 900, Jacksonville, FL 32202.

(8)

Represents shares held by the J. Wayne Weaver 2018 Grantor Retained Annuity Trust for Leigh Anne Weaver (the “Leigh Weaver GRAT”). Leigh Anne Weaver is the sole trustee of the Leigh Weaver GRAT and, as sole trustee, has sole voting and dispositive power with respect to the 1,000,000 shares held by the Leigh Weaver GRAT.  Leigh Anne Weaver does not beneficially own any shares of our common stock other than the 1,000,000 shares held by the Leigh Weaver GRAT.  Leigh Anne Weaver’s address is 10 Sheffield West, Winchester, MA 01890.  The Leigh Weaver GRAT’s address is c/o DAR Group Investments, 501 Riverside Avenue, Suite 900, Jacksonville, FL 32202.

(9)

LSV Asset Management is a registered investment advisor and has sole voting power with respect to 463,186 shares and sole dispositive power with respect to 830,870 shares. The clients of LSV Asset Management, including funds and/or managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds of the sale of, shares of our common stock.

(10)

Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 1,316,182 shares and sole dispositive power with respect to 1,362,407 shares.  All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares.  These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

(11)

BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 1,600,822 shares and sole dispositive power with respect to 1,666,180 shares.  BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited and, BlackRock (Luxembourg) S.A., and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2020 annual meeting of common shareholders pursuant to SEC Rule 14a-8 is January 11, 2020.

In order to be considered at the 2020 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws.  Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting.  Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary.  The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary.  In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days or more than 60 days prior to the meeting.  In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request.  Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention.  Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc., Board, c/o Lead Independent Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.  The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2018 accompanies this proxy statement.  The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting.  Additional copies of our Annual Report on Form 10-K for fiscal 2018 as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto but excluding exhibits, may be obtained without charge upon written request.  Requests should be directed to Investor Relations at Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

SHOE CARNIVAL VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR the listed nominees, and FOR A Proposals 2 and 3. 1. Election of Directors: 01 - Clifton E. Sifford For Against Abstain 02 - James A. Aschleman For Against Abstain 03 - Andrea R. Guthrie For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers. For Against Abstain 3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2019. For Against Abstain. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 3 2 A M 031P2A

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Shoe Carnival, Inc. Proxy Solicited on Behalf of The Board For The Annual Meeting of Common Shareholders to be held on June 13, 2019 The undersigned appoints Clifton E. Sifford and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Thursday, June 13, 2019, at 9:00 a.m., C.D.T., or at any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of each of the nominees listed under Proposal 1, and FOR Proposals 2 and 3. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) C Non-Voting Items Change of Address — Please print new address below